Exhibit 99.1

Capnia Reports First Quarter 2015 Financial Results

REDWOOD CITY, CA – May 4, 2015 – Capnia, Inc. (NASDAQ: CAPN), focused on the development of novel products based on its proprietary technologies for precision metering of gas flow, today announced financial results for the first quarter ended March 31, 2015.

“In the first quarter of 2015, we have achieved numerous key milestones and corporate developments that set the stage for what we believe will be a productive future for the company,” said Anish Bhatnagar, M.D., Chief Executive Officer of Capnia. “The recent appointment of our Chief Commercial Officer, Edward Ebbers, is a key step in the commercialization process for CoSense® and his contributions will be invaluable in making this important product widely available. Beyond CoSense, the first quarter was also marked by advancements in our other pipeline diagnostic and therapeutic programs, including the ongoing development work in sickle cell disease and pain conditions such as cluster headache and trigeminal neuralgia. We look forward to sharing our progress on all of these fronts throughout 2015.”

“The Capnia commercial team is expanding its efforts to identify and qualify hospitals more likely to make purchasing decisions in shorter time periods,” said Ed Ebbers, Chief Commercial Officer of Capnia. “A customized marketing study is being conducting to identify accounts with an increased likelihood of early adoption of important technologies and pinpoint key decision makers within these accounts for the sales team to contact. In addition, Capnia is customizing a customer contact solution to integrate the accounts identified in the marketing study, which will profile information to help plan and track sales team activities. All of these items are integral steps in supporting the planned sales team expansion.”

First Quarter 2015 and Recent Highlights

•	Raised $3.8 Million from Series B Warrant Exercise Transaction. In March, Capnia completed a privately negotiated transaction with certain holders of Capnia’s Series B warrants who agreed to exercise their Series B warrants to purchase an aggregate of 589,510 shares of Capnia’s Common Stock at an exercise price of $6.50 per share, resulting in net proceeds to the Company of approximately $3.8 million. This transaction also reduced the number of outstanding Series B Warrants that contain a cashless exercise feature which results in an increasing number of shares of Common Stock issuable without consideration.

•	Awarded NIH Grant to Develop Sickle Cell Disease Screening in Developing Countries. In April, Capnia announced it was awarded a Small Business Innovation Research (SBIR) Phase I grant for $220,000 by the National Heart, Lung, and Blood Institute (NHLBI), a division of the National Institutes of Health (NIH). This grant will be used to help fund the development of a modified CoSense device that is suitable for field use in developing countries with high prevalence of Sickle Cell Disease (SCD).

•	Published Scientific Data Supporting CoSense’s Utility in Screening Children for SCD/SCA. In February, a peer-reviewed paper, titled “Point-of-Care End-Tidal Carbon Monoxide Reflects Severity of Hemolysis in Sickle Cell Anemia,” was published in the journal Pediatric Blood & Cancer. Results from the published study conducted at UCSF Benioff Children’s Hospital demonstrate that CoSense accurately distinguishes children with SCA from age-matched healthy controls by measuring end-tidal carbon monoxide (ETCO) with a simple, rapid, non-invasive breath test. These data suggest that ETCO may be a valuable tool for ongoing non-invasive monitoring of the severity of hemolysis in SCA and that ETCO has potential for use as a point-of-care screening test for SCA.

•	Published Scientific Data Supporting CoSense’s Utility in Screening Neonates and Children for Hemolytic Conditions. In March, a peer-reviewed paper titled “End-tidal carbon monoxide as an indicator of the hemolytic rate,” was published in the journal Blood Cells, Molecules and Diseases. Results from the published study conducted at Intermountain Healthcare demonstrate that ETCO values of neonates and children with known hemolytic disorders were higher than age-matched healthy controls (p<0.0001), indicating that CoSense recognizes hemolysis in neonates. These results show that measuring ETCO may be an effective way to identify pathological hemolytic conditions (e.g., hereditary spherocytosis, G6PD deficiency, pyruvate kinase deficiency or Rh/ABO hemolytic disease).

•	Published Scientific Data on CoSense® in Acta Paediatrica. In January, a peer-reviewed paper titled “Evaluation of a new end-tidal carbon monoxide monitor from the bench to the bedside,” was published online in Acta Paediatrica. Results from the published study conducted by Stanford University demonstrated that CoSense is accurate and precise. Furthermore, these results indicate that CoSense can be used as a reliable measurement of the rate of hemolysis and, therefore, bilirubin production. ETCO, corrected for ambient carbon monoxide, or ETCOc, has been recommended in the 2004 American Academy of Pediatrics (AAP) guideline, for confirming the presence or absence of hemolysis. The preliminary data presented in the publication provides new evidence that the CoSense monitor meets the criteria of the AAP guidelines.

•	Applied for Orphan Drug Designation in the U.S. for the Treatment of Trigeminal Neuralgia. In December, Capnia submitted an application to the U.S. Food and Drug Administration (FDA) Office of Orphan Product Development requesting Orphan Drug Designation for its nasal CO2 technology for the treatment of TN. TN is a clinical condition characterized by debilitating pain in regions of the face innervated by one or more divisions of the trigeminal nerve. Capnia received a response from the Office of Orphan Product Development, and is continuing its discussions with the FDA regarding Orphan Drug Designation for its nasal CO2 technology in this indication.

•	Planned Partnership with Clinvest® to Develop Treatment for Episodic Cluster Headache. In the first quarter, an agreement between Capnia and Clinvest was executed, in which Clinvest will conduct an investigator-initiated trial to evaluate the safety and efficacy of nasal CO2 for the treatment of episodic cluster headache in 25 subjects. The Company expects to initiate this study in the second quarter of 2015.

First Quarter 2015 Financial Results

Total revenue recognized in the three months ended March 31, 2015 was $22,000. There was no revenue recognized in the three months ended March 31, 2014.

Research and development expenses in the first quarter of 2015 were $0.9 million, compared to $0.4 million in the first quarter of 2014. The increase was primarily due to employee related expenses, $0.1 million is stock based compensation expense, due to increased headcount in the first quarter of 2015 versus the first quarter of 2014.

Sales and marketing expenses in the first quarter of 2015 were $0.3 million. These costs were primarily associated with the addition of sales persons, including the VP of Sales in June of 2014, and expenses related to commercial activities for CoSense.

General and administrative expenses in the first quarter of 2015 increased to $1.3 million, compared to $0.3 million in the first quarter of 2014. The increase was primarily due to an increase in consulting costs, employee related costs due to increased headcount and an increase in stock based compensation expense of $0.3 million in 2015 versus 2014.

Interest expense decreased by $0.4 million in the first quarter of 2014 compared to the first quarter of 2014. This decrease was primarily due to debt balances from the 2010-2014 convertible notes outstanding in the first quarter of 2014 that were converted to equity as of November 18, 2014.

The change in fair value of warrants expense in the first quarter of 2015 increased by $6.2 million compared to the first quarter of 2014. This increase was due to the issuance of Series A Warrants, Series B Warrants and Series C Warrants and the change in value of these warrants during the first quarter of 2015.

The inducement charge for Series C Warrants in the first quarter increased to $3.0 million compared to zero in the first quarter of 2014. The increase was due to the issuance of Series C Warrants that were treated as an inducement.

Net loss for the first quarter of 2015 was $11.7 million, or a loss of $1.67 per share, compared to a net loss of $0.8 million, or a loss of $1.56 per share, for the first quarter of 2014.

Cash, cash equivalents, and marketable securities at March 31, 2015 totaled $9.5 million. This compared to $8.0 million at December 31, 2014.

About Capnia

Capnia, Inc. develops and commercializes novel products based on its proprietary technologies for precision metering of gas flow. Capnia’s lead product CoSense® is based on the Sensalyze™ Technology Platform. It is a portable, non-invasive device that rapidly and accurately measures carbon monoxide (CO) in exhaled breath. CoSense has 510(k) clearance for sale in the U.S. and has received CE Mark certification for sale in the European Union. CoSense is used for the monitoring of CO from internal sources (such as hemolysis, a dangerous condition in which red blood cells degrade rapidly), as well as external sources (such as CO poisoning and smoke inhalation). The initial target market is newborns with jaundice that are at risk for hemolysis, comprising approximately three million births in the U.S. and European Union. Capnia’s proprietary therapeutic technology uses nasal, non-inhaled CO2 and is being evaluated to treat the symptoms of allergies, as well as the trigeminally mediated pain conditions such as cluster headache, trigeminal neuralgia and migraine.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development and clinical trials and that measuring ETCO may be an effective way to identify pathological hemolytic conditions.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2015, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

Capnia, Inc.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenue	$22	—
Cost of revenue	18	—

Gross Profit	4	—
Expenses
Research and Development	878	372
Sales and Marketing	260	—
General and Administrative	1,292	312

Total expenses	2,430	684

Operating income (loss)	(2,426)	(684)

Interest and other income (expense)
Interest income	—	—
Interest expense	(1)	(388)
Change in value of warrants	(6,174)	246
Inducement charge for Series C warrants	(3,050)
Other expense	—	(8)

Net loss	$(11,651)	$(834)

Basic and diluted net loss per common share	$(1.67)	$(1.56)

Weighted-average common shares outstanding used to calculate basic and diluted net loss per common share	6,965,483	535,685

Capnia, Inc.

Condensed Balance Sheets

(In thousands)

(unaudited)

	As of March 31,	As of December 31,
	2015	2014
		(Revised)
Assets
Current Assets
Cash & Cash Equivalents	$9,529	$7,957
Restricted Cash	20	20
Accounts Receivable	8
Inventory	206	109
Prepaid expenses and other current assets	260	252

Total Current Assets	10,023	8,338
Long-term Assets
Property & Equipment, net	44	58

Total Assets	$10,067	$8,396

Liabilities, convertible preferred stock and stockholders’ deficit
Current Liabilities
Accounts Payable	$621	$987
Accrued expenses	438	201
Line of Credit	—	102

Total Current Liabilities	1,059	1,290
Long-Term Liabilities
Series A Warrant Liability	3,582	857
Series B Warrant Liability	14,180	17,439
Series C Warrant Liability	2,549

Total Long-Term Liabilities	20,311	18,296
Total Liabilites	21,370	19,586
Stockholder’s deficit
Common stock, $0.001 par value, 100,000,000 shares authorized at March 31, 2014 and December 31, 2014 7,448,389 and 6,769,106 shares issued and outstanding at March 31, 2015 and December 31, 2014	7	7
Additional paid-in-capital	70,679	59,141
Accumulated deficit	(81,989)	(70,338)

Total stockholders’ deficit	(11,303)	(11,190)

Total liabilities and stockholders’ deficit	$10,067	$8,396

Capnia Contact:

David O’Toole

Chief Financial Officer

Capnia, Inc.

(650) 353-5146

dotoole@capnia.com

Investor Relations Contact:

Michelle Carroll/Susie Kim

Argot Partners

(212) 600-1902

michelle@argotpartners.com

susie@argotpartners.com